                                                                    Exhibit 2.17

                                VOTING AGREEMENT


     THIS VOTING AGREEMENT (this "Agreement"), dated March 31, 1999 (the "Effective Date"), is by and among CenterPoint Advisors, Inc., a Delaware corporation ("CenterPoint"), and the individuals and entities listed on the signature pages hereof (each, a "Stockholder" and collectively, the "Stockholders").

                                    PREAMBLE

     A. Concurrently herewith, CenterPoint, Urbach, Kahn & Werlin, P.C., a New York professional corporation (together with its permitted successors and assigns, the "Company"), Urbach, Kahn & Werlin, P.C., a Massachusetts professional corporation, UKW Management LLC, a Delaware limited liability company ("Management"), and UKW Mergersub Inc., a Delaware corporation and a direct wholly-owned subsidiary of CenterPoint ("Mergersub"), are entering into a Merger Agreement (as amended from time to time, the "Merger Agreement"; capitalized terms used but not otherwise defined herein have the meanings assigned in the Merger Agreement) pursuant to which Mergersub will be merged with and into the Company, with the Company continuing as the surviving corporation and as a direct wholly-owned subsidiary of CenterPoint (the "Merger").

     B. Each Stockholder owns shares, par value $0.01 per share, of common stock of the Company (the "Shares" or "Company Common Stock") in the amounts set forth opposite such Stockholder's name and signature on the signature pages hereof.

     C. In anticipation of the transactions contemplated by the Merger Agreement, Management will acquire all of the issued and outstanding Company Common Stock in exchange (the "Exchange") for issuing the Stockholders proportionate membership interests in Management (the "Interests").

     D. As an inducement and a condition to entering into the Merger Agreement, CenterPoint has required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement.

                             STATEMENT OF AGREEMENT

     In consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CenterPoint and the Stockholders agree as follows:

     1. Provisions Concerning Company Common Stock and the Interests. Each Stockholder hereby agrees that during the period commencing on the Effective Date and continuing until the first to occur of (a) the Effective Time or (b) the termination of the Merger Agreement in accordance with its terms, at any meeting of the holders of Company Common Stock or the Interests, however called, or in connection with any written consent of the holders of Company Common Stock or the Interests, such Stockholder shall vote (or cause to be voted) the Shares or Interests held of record or Beneficially Owned (as defined below) by such Stockholder, whether heretofore owned or hereafter acquired: (i) in favor of approval of the Merger, the Merger Agreement, the transactions contemplated by the Merger Agreement and any actions required in furtherance hereof and thereof; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Management, the Company, any Company Subsidiary or any Stockholder under the Merger Agreement; and (iii) except as otherwise agreed to in writing in advance by CenterPoint, against the following actions (other than the Merger and the agreements and transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Management, the Company or any Company Subsidiary; (B) a sale, lease or transfer of a material amount of assets of Management, the Company or any Company Subsidiary, or a reorganization, recapitalization, dissolution or liquidation of Management, the Company or any Company Subsidiary; (C) (1) any change in a majority of the individuals who constitute the operating committee or the board of directors of each of Management, the Company or any Company Subsidiary; (2) any change in the present capitalization of Management, the Company or any Company Subsidiary or any amendment of Organizational Documents of Management, the Company or any Company Subsidiary; (3) any other material change in Holding's, the Company's or any Company Subsidiary's corporate structure or business; or (4) any other action which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially and adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. Such Stockholder shall not enter into any agreement or understanding with any Person the effect of which would be inconsistent or violative of the provisions and agreements contained in Section 1 or 2 of this Agreement. For purposes of this Agreement, "Beneficially Own", "Beneficially Owned" or "Beneficial Ownership" (or any other derivative of such terms) with respect to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including, without limitation, pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act.

     2. Other Covenants, Representations and Warranties. Each Stockholder hereby represents and warrants to CenterPoint as follows:

          (a) Ownership of Shares and Interests. Such Stockholder is the record and Beneficial Owner of the number of Shares and Interests as set forth opposite such Stockholder's name and signature on the signature pages hereof. Such Shares and Interests, together with the number of Shares and Interests set forth opposite each other Stockholder's name and signature on the signature pages hereof, represent the requisite number of shares and percentage of membership interests required to approve the Merger, the Merger Agreement, the transactions contemplated by the Merger Agreement and any actions required in furtherance hereof and thereof. On the Effective
     Date, the Shares set forth opposite such Stockholder's name and signature on the signature pages hereof constitute all of the Shares owned of record or Beneficially Owned by such Stockholder or as to which such Stockholder has voting power by proxy, voting agreement, voting trust or other similar instrument and the Interests set forth opposite such Stockholder's name and signature on the signature pages hereof constitute all of the Interests to be Beneficially Owned by such Stockholder upon completion of the Exchange. Such Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 1 of this Agreement, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Shares and Interests as set forth opposite such Stockholder's name and signature on the signature pages hereof, with no limitations, qualifications or restrictions on such rights.

          (b) Power; Binding Agreement. Such Stockholder has the legal capacity, power and authority to enter into and perform all of such Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Stockholder will not violate any other agreement to which such Stockholder is a party including, without limitation, any voting agreement, stockholders agreement, voting trust, trust or similar agreement. This Agreement has been duly and validly executed and delivered by such Stockholder and constitutes a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Stockholder is trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby. If such Stockholder is married and such Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, such Stockholder's spouse, enforceable against such person in accordance with its terms.

          (c) No Conflicts. (A) No filing with, and no permit, authorization, consent or approval of, any state or federal public body or authority is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby and (B) none of the execution and delivery of this Agreement by such Stockholder, the consummation by such Stockholder of the transactions contemplated by this Agreement or compliance by such Stockholder with any of the provisions of this Agreement shall (1) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Stockholder is a party or by which such Stockholder or any of such Stockholder's properties or assets may be bound, or (2) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Stockholder or any

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     of such Stockholder's properties or assets (other than to the extent any of the foregoing relates to regulating, licensing or permitting the practice of public accountancy).

          (d) Accredited Investor. Each of the Stockholders identified as an "accredited investor" on the signature pages hereof, represents and warrants to Mergersub and CenterPoint that such Stockholder (i) is an "accredited investor" as defined in Regulation D promulgated under the Securities Act, (ii) is able to bear the economic risk of an investment in the CenterPoint Common Stock acquired pursuant to the Merger Agreement and can afford to sustain a total loss of such investment, (iii) has such knowledge and experience in financial and business matters that such Stockholder is capable of evaluating the merits and risks of the proposed investment in the CenterPoint Common Stock and (iv) has had an adequate opportunity to ask questions and receive answers from the officers of CenterPoint concerning all matters relating to the transactions contemplated herein and in the Merger Agreement including, without limitation, the background and experience of the current and proposed officers and directors of CenterPoint, and the plans for the business and operation of CenterPoint.

          (e) Restriction on Transfer, Proxies and Non-Interference. Such Stockholder shall not, directly or indirectly: (i) except as contemplated by the Merger Agreement, offer for sale, sell, transfer, tender, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, tender, pledge, encumbrance, assignment or other disposition of, any or all of such Stockholder's Shares or Interests or any interest therein; (ii) except as contemplated by this Agreement, grant any proxies or powers of attorney, deposit any Shares or Interests into a voting trust or enter into a voting agreement with respect to any Shares or Interests; or (iii) take any action that would make any representation or warranty of such Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling such Stockholder from performing such Stockholder's obligations under this Agreement.

          (f) Reliance by CenterPoint. Such Stockholder understands and acknowledges that CenterPoint is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.

     3. Further Assurances. From time to time, at Cornerstone's request and without further consideration, each Stockholder shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

     4. Stop Transfer. Each Stockholder agrees with, and covenants to, CenterPoint that such Stockholder shall not request that the Company or Management register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares or Interests, unless such transfer is made in compliance with this Agreement. Without limiting the covenants in Section 1, in the event of a stock dividend or distribution, or any change in Company Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or other equity interests or the like, the terms "Shares" and "Interests" shall be deemed to refer to and include the Shares and Interests, as applicable, as well as all such stock dividends and distributions and any shares or other equity interests into which or for which any or all of the Shares or Interests may be changed or exchanged.

     5. Termination. Except as otherwise provided herein, the covenants and agreements contained herein with respect to the Shares and Interests shall terminate upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms or (b) the Effective Time.

     6.   Miscellaneous.

          (a) Entire Agreement. This Agreement, the Merger Agreement and the other agreements contemplated herein or therein constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement.

          (b) Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to such Stockholder's Shares and Interests and shall be binding upon any person or entity to which legal or Beneficial Ownership of any such Shares or Interests shall pass, whether by operation of law or otherwise, including, without limitation, such Stockholder's heirs, guardians, administrators or successors. Notwithstanding any such transfer of Shares or Interests, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

          (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto, provided that CenterPoint may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary of CenterPoint, but no such assignment shall relieve CenterPoint of its obligations hereunder if such assignee does not perform such obligations.

          (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, with respect to any one or more Stockholders, except upon the execution and delivery of a written agreement executed by the parties hereto; provided,
                                                                     --------
     that, any stockholder of the Company or member of Management, who agrees to
     ----
     be bound by the terms of this Agreement may become a signatory hereto without the agreement of any other party hereto, and thereafter such added Stockholder shall be treated as a "Stockholder" for all purposes of this Agreement.

          (e) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by nationally recognized expedited delivery service providing proof of delivery or mailed by registered or certified mail

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     (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by notice given in accordance with this Section):


          If to a Stockholder:  At the address set forth
                                opposite such Stockholder's
                                name on the signature pages hereof

          with a copy to:

               Cooper, Erving, Savage, Nolan & Heller, LLP
               39 North Pearl Street
               Albany, New York   12207-2775
               Attn: Mark Heller, Esq.

          If to CenterPoint or Mergersub, to:

               CenterPoint Advisors, Inc.
               225 West Washington Street
               16th Floor
               Chicago, Illinois  60606
               Attn:  Robert C. Basten
                      Scott H. Lang

          with a copy to:

               Katten Muchin & Zavis
               525 West Monroe Street
               Chicago, Illinois  60661-3693
               Attn:  Howard S. Lanznar, Esq.

          (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision of this Agreement in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

          (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees

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     that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

          (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any of such rights, powers or remedies by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

          (i) No Waiver. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

          (j) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of law thereof.

          (k) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING IN CONNECTION WITH THIS AGREEMENT.

          (l) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

          (m) Counterparts. This Agreement may be executed in counterparts via facsimile or otherwise, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same agreement.

          (n)  Recovery of Attorney's Fees.  In the event of any litigation
     between the   parties relating to this Agreement, the prevailing party
     shall be entitled to recover its reasonable attorney's fees and costs (including court costs) from the non-prevailing party, provided that if both parties prevail in part, the reasonable attorney's fees and costs shall be awarded by the court in such manner as it deems equitable to reflect the relative amounts and merits of the parties' claims.

                            *         *          *

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       IN WITNESS WHEREOF, CenterPoint and the Stockholders have caused this
       -------------------------------
Agreement to be duly executed as of the Effective Date.

CENTERPOINT ADVISORS, INC.


By:    /s/Robert S. Basten
      --------------------
     Robert S. Basten,
     Chief Executive Officer


                                                               NUMBER OR       NUMBER OF
                                                              PERCENTAGE     BENEFICIALLY
"STOCKHOLDERS"          "ACCREDITED"         ADDRESS         OF INTERESTS       OWNED
                          (Yes/No)                            TO BE OWNED       SHARES


 /s/William Chandler                    23 Linton Street           7.51%
---------------------       YES         Selkirk, NY 12158                        1,415
William Chandler

 /s/Arthur Heisman                      17069 Calahan St.          4.97%
---------------------       YES         Northridge, CA 91325                       935
Arthur Heisman

 /s/John Gijanto                        25 North Road               6.9%
----------------------       YES        Glens Falls, NY                          1,300
John Gijanto                            12801


 /s/John Wolfgang                       15 Harris Lane             7.78%
----------------------       YES        Harrison,  NY 10528                      1,465
John Wolfgang

 /s/Steven Fischer                      23 Hills Road              7.97%
----------------------       YES        Loudonville, NY                          1,500
Steven Fischer                          12211


 /s/William Kahn                        127 Chancellor Drive       5.82%
----------------------        YES       Guilderland, NY                          1,095
William Kahn                            12084


 /s/Richard Kotlow                      52 Middlesex Drive         7.51%
-----------------------       YES       Slingerlands, NY                         1,415
Richard Kotlow                          12159


                                                               NUMBER OR       NUMBER OF
                                                              PERCENTAGE     BENEFICIALLY
"STOCKHOLDERS"          "ACCREDITED"         ADDRESS         OF INTERESTS       OWNED
                          (Yes/No)                            TO BE OWNED       SHARES

 /s/Robert Fleming                     2 Dutch Meadows Dr.      4.1144%
-----------------------       NO       Ballston Lake, NY                          800
Robert Fleming                         12019


 /s/Marilyn                             40 Loudonwood East      6.5007%
  Pendergast                  YES       Loudonville, NY                         1,300
-----------------------                 12211
Marilyn Pendergast

 /s/Alan Schacter                       44 Western Drive        7.1147%
-----------------------       YES       Ardsley, NY 10502                       1,400
Alan Schacter
